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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 14, 2004
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                            AMB Financial Corporation
             (Exact name of registrant as specified in its charter)


       United States                   0-23182                 35-1905382
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(State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
      of incorporation)                                    Identification No.)


                 8230 Hohman Avenue
                  Munster, Indiana                               46321
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       (Address of principal executive office)                (Zip code)

Registrant's telephone number, including area code:         (219) 836-5870
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          (Former name or former address, if changed since last report)

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ITEM 5.     OTHER EVENTS AND REGULATION FD DISCLOSURE

As a part of its normal business operations, the Company purchases accounts receivable from various commercial firms. Under the terms of the applicable purchase agreement, the payments from the obligor are required to be submitted directly to an account for the benefit of the Company's subsidiary, American Savings, FSB. However, the Company recently discovered that some of the payments from certain accounts receivable that were sold to it by an Indiana based architectural firm may have been diverted back to such firm. In addition, the Company has also discovered that some of the accounts receivable it purchased from such architectural firm may represent, in violation of the purchase agreement, invoices for services that have not yet been performed.

As of March 31, 2004, the aggregate amount of accounts receivable purchased from the subject architectural firm that had not been repaid was $553,000.00. On the same day, the Company had a reserve of $147,000.00 against such accounts receivable (the Company routinely holds back a portion of the purchase price of such accounts receivable until they are repaid.) As a result, the Company's net exposure on such accounts receivable as of March 31, 2004 was $406,000.00.

The Company believes it may be covered by fraud insurance up to $125,000 for any losses it incurs as a result of these accounts receivable. In addition, the seller of the accounts receivable has agreed to a plan to provide the Company with additional collateral and/or cash payments to cover the shortfalls in the receivables. There can be no assurance whether the above workout plan will be successful, or when the Company will receive any additional payments on the above receivables.
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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      AMB FINANCIAL CORPORATION


DATE:  04-14-2004                     By: /s/ Daniel T. Poludniak
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                                      Daniel T. Poludniak
                                      VICE PRESIDENT AND CHIEF FINANCIAL OFFICER